EXHIBIT 99.1

Community West Bancshares Earns $1.6 Million in 3Q17; Highlighted by 20% Loan Growth and 32% Non-Interest Demand Deposit Growth YOY; Declares Quarterly Cash Dividend of $0.04 Per Share

GOLETA, Calif., Oct. 27, 2017 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ:CWBC), parent company of Community West Bank (Bank), today reported net income was $1.6 million, or $0.18 per diluted share, in the third quarter of 2017 (3Q17), unchanged from earnings in the second quarter of 2017 (2Q17) and increased 4.9% compared to $1.5 million, or $0.18 per diluted share, in the third quarter of 2016 (3Q16).

In the first nine months of 2017 net income increased 14.8% to $4.5 million, or $0.52 per diluted share, compared to $3.9 million, or $0.46 per diluted share, in the first nine months of 2016.

“Our expansion in our market in California’s Central Coastal region continues to deliver strong loan and deposit growth and is supporting our strong net interest margin,” stated Martin E. Plourd, President and Chief Executive Officer.  “Profitability in our third quarter was consistent with our strong results posted in the preceding quarter, and year-to-date earnings grew 14.8% compared to the first nine months of fiscal 2016, reflecting the growth initiatives we are implementing.”

Third Quarter 2017 Financial Highlights

  Net income was $1.6 million, or $0.18 per diluted share.
  Net interest margin was 4.27%.
  Net loans increased $29.5 million to $714.4 million at September 30, 2017, compared to $684.8 million three months earlier and increased $119.7 million compared to $594.7 million a year ago.
  Non-interest-bearing deposits increased 32.0% to $116.2 million at September 30, 2017, compared to $88.0 million a year ago.
  Book value per common share increased to $8.54 at September 30, 2017, compared to $7.93 a year ago.
  Annualized return on average assets was 0.78%.
  Annualized return on average common equity was 8.88%.
  The Bank continues to be well-capitalized per banking regulations with its total capital ratio at 11.48% and Tier 1 leverage ratio at 8.90% at September 30, 2017.

Income Statement
“While our net interest margin remains well above industry averages, net interest margin contracted in the third quarter, due to the current interest rate environment which raised our cost of funds,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.  Third quarter net interest margin was 4.27% compared to 4.39% in 2Q17 and 4.81% in 3Q16, which included a 39 basis point asset yield increase from one large relationship which paid in full.  In the first nine months of 2017, Community West’s net interest margin was 4.36% compared to 4.58% in the first nine months of 2016.

Net interest income for 3Q17 was $8.4 million, a 4.2% increase compared to $8.0 million in the preceding quarter and a 8.7% increase compared to $7.7 million in 3Q16.  In the first nine months of 2017, net interest income increased 13.4% to $24.2 million compared to $21.3 million in the first nine months of 2016.

Non-interest income increased 2.7% to $716,000 in 3Q17, compared to $697,000 in 2Q17 and increased 28.1% compared to $559,000 in 3Q16, primarily due to increased loan originations.  Year-to-date, non-interest income increased 19.8% to $2.1 million compared to $1.7 million in the first nine months of 2016.

Third quarter non-interest expenses totaled $6.4 million, compared to $6.0 million in 2Q17 and $5.8 million in 3Q16.  The increase was largely due to costs associated with the expansion of the Bank’s Northern and Southern regions.

Balance Sheet
“Balance sheet growth reflects the solid demographics in our home markets, which are generating population growth and household incomes above both the state and national averages,” said Plourd.  “Commercial real estate and manufactured housing loans continue to generate the majority of loan growth in both the quarter and year-to-date periods.”

Net loans increased 4.3% to $714.4 million at September 30, 2017, compared to $684.8 million at June 30, 2017, and increased 20.1% compared to $594.7 million a year ago.  Commercial real estate loans outstanding were up 52.4% from year ago levels to $343.8 million at September 30, 2017, and comprise 47.6% of the total loan portfolio.  Manufactured housing loans were up 12.8% from year ago levels to $216.6 million and represent 30.0% of total loans. Commercial loans decreased 6.4% from year ago levels to $112.4 million and represent 15.6% of the total loan portfolio.

Deposits increased 4.0% to $697.2 million at September 30, 2017, compared to $670.3 million at June 30, 2017, and increased 18.0% compared to $590.6 million a year earlier.  Non-interest bearing demand deposits increased to $116.2 million, or 8.5% compared to June 30, 2017 and increased by 32% compared to the prior year. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $476.2 million at September 30, 2017 and comprise 68.2% of total deposits, compared to $427.3 million, or 72.2% of total deposits, a year ago.

Total assets were $829.5 million at September 30, 2017, compared to $785.0 million three months earlier and $664.5 million one year ago.  Stockholders’ equity improved to $69.8 million at September 30, 2017, compared to $68.2 million at June 30, 2017, and $64.2 million a year ago.  Book value per common share improved to $8.54 at September 30, 2017, compared to $8.36 at June 30, 2017, and $7.93 a year ago.

Credit Quality
“Asset quality continues to improve on every metric, reflecting the strong economy in our market.  We continue to increase reserves to provide for the strong growth in the loan portfolio,” said Plourd.  The loan loss provision was $159,000 in 3Q17, compared to $120,000 in 2Q17, and $22,000 in 3Q16.  Net loan recoveries were $159,000 in 3Q17 compared to $88,000 in 2Q17 and $140,000 in 3Q16.

The allowance for loan losses was $8.3 million at September 30, 2017, or 1.25% of total loans held for investment, compared to 1.27% at June 30, 2017, and 1.33% a year ago.  Net nonaccrual loans decreased 7.6% to $1.8 million, or 0.25% of total loans at June 30, 2017, compared to $2.0 million, or 0.29% of total loans, three months earlier, and decreased 39.3% compared to $3.0 million, or 0.50% of total loans, a year ago.

Of the $1.8 million in net nonaccrual loans, $526,000 were commercial loans, $488,000 were manufactured housing loans, $219,000 were home equity loans, $194,000 were SBA 504 1st loans, $180,000 were single family real estate loans, $127,000 were commercial real estate loans and $104,000 were SBA 7A loans.

Other assets acquired through foreclosure totaled $486,000 at September 30, 2017, compared to $362,000 three months earlier and $55,000 a year earlier.

Cash Dividend Declared
The Company’s Board of Directors declared a quarterly cash dividend of $0.04 per common share, payable November 30, 2017 to common shareholders of record on November 14, 2017.  The current annualized yield, based on the closing price of CWBC shares of $10.40 on September 30, 2017, was 1.54%.

Stock Repurchase Program
On August 24, 2017, the Board of Directors extended the common stock repurchase program of up to $3.0 million for two additional years.  As of September 30, 2017, 187,569 shares had been cumulatively repurchased at an average price of $7.25 per share.  The last repurchase was in 3Q16.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has seven full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo and Oxnard and a loan production office in Paso Robles. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades
In April 2017, Community West was awarded a “Super Premier” rating by The Findley Reports, the highest ranking for a community bank.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

In September 2016, Community West was named to Sandler O’Neill and Partners Bank and Thrift Sm-All Stars – Class of 2016.  This award recognized Community West as one of the top 27 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016

Interest income
Loans, including fees	$9,340	$8,788	$8,228	$26,570	$22,817
Investment securities and other	355	278	288	894	817
Total interest income	9,695	9,066	8,516	27,464	23,634
Interest expense
Deposits	1,185	941	733	2,984	2,088
Other borrowings	134	89	74	294	219
Total interest expense	1,319	1,030	807	3,278	2,307
Net interest income	8,376	8,036	7,709	24,186	21,327
Provision (credit) for loan losses	159	120	22	423	(164)
Net interest income after provision for loan losses	8,217	7,916	7,687	23,763	21,491
Non-interest income
Other loan fees	354	342	270	999	827
Document processing fees	146	151	130	430	381
Service charges	118	112	100	326	292
Other	98	92	59	299	215
Total non-interest income	716	697	559	2,054	1,715
Non-interest expenses
Salaries and employee benefits	3,839	3,796	3,809	11,566	10,755
Occupancy, net	754	686	564	2,085	1,631

Stock-based compensation	283	87	97	454	261
Professional services	281	299	196	759	653
Data processing	192	165	173	525	513
FDIC assessment	172	179	74	461	270
Depreciation	168	188	162	519	486
Advertising and marketing	137	195	154	488	447
Loan servicing and collection	35	55	108	196	198
Other	526	357	499	1,264	1,464
Total non-interest expenses	6,387	6,007	5,836	18,317	16,678
Income before provision for income taxes	2,546	2,606	2,410	7,500	6,528
Provision for income taxes	992	1,050	929	3,034	2,639
Net income	$1,554	$1,556	$1,481	$4,466	$3,889
Earnings per share:
Basic	$0.19	$0.19	$0.18	$0.55	$0.48
Diluted	$0.18	$0.18	$0.18	$0.52	$0.46

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30,	June 30,	September 30,	December 31,
	2017	2017	2016	2016

Cash and cash equivalents	$2,356	$1,919	$2,595	$2,401
Time and interest-earning deposits in other financial institutions	49,215	36,085	15,164	31,715
Investment securities	38,117	39,326	31,200	31,683
Loans:
Commercial	112,399	111,655	120,043	105,290
Commercial real estate	343,770	317,793	225,572	272,142
SBA	30,944	34,670	39,295	36,488
Manufactured housing	216,572	209,119	191,946	194,222
Single family real estate	10,022	10,161	14,335	12,750
HELOC	9,656	9,974	10,789	10,292
Other	(668)	(542)	(78)	(365)
Total loans	722,695	692,830	601,902	630,819

Loans, net
Held for sale	58,561	60,933	62,381	61,416
Held for investment	664,134	631,897	539,521	569,403
Less: Allowance for loan losses	(8,312)	(7,994)	(7,190)	(7,464)
Net held for investment	655,822	623,903	532,331	561,939
NET LOANS	714,383	684,836	594,712	623,355

Other assets	25,079	22,806	20,865	21,418

TOTAL ASSETS	$829,150	$784,972	$664,536	$710,572

Deposits
Non-interest-bearing demand	$116,170	$107,049	$88,024	$100,372
Interest-bearing demand	266,835	262,475	258,360	253,023
Savings	14,619	14,011	14,388	14,007
Certificates of deposit ($250,000 or more)	81,160	82,156	92,319	77,509
Other certificates of deposit	218,370	204,589	137,510	167,325
Total deposits	697,154	670,280	590,601	612,236
Other borrowings	55,843	41,800	5,500	29,000
Other liabilities	6,387	4,676	4,223	4,000
TOTAL LIABILITIES	759,384	716,756	600,324	645,236

Stockholders' equity	69,766	68,216	64,212	65,336

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$829,150	$784,972	$664,536	$710,572

Shares outstanding	8,169	8,160	8,094	8,096

Book value per common share	$8.54	$8.36	$7.93	$8.07

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts) (Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Nine Months Ended
PERFORMANCE MEASURES AND RATIOS	Sep. 30, 2017	Jun. 30, 2017	Sep. 30, 2016	Sep. 30, 2017	Sep. 30, 2016
Return on average common equity	8.88%	9.20%	9.17%	8.80%	8.19%
Return on average assets	0.78%	0.83%	0.91%	0.79%	0.82%
Efficiency ratio	70.25%	68.79%	70.59%	69.81%	72.38%
Net interest margin	4.27%	4.39%	4.81%	4.36%	4.58%

	Three Months Ended	Three Months Ended	Three Months Ended	Nine Months Ended
AVERAGE BALANCES	Sep. 30, 2017	Jun. 30, 2017	Sep. 30, 2016	Sep. 30, 2017	Sep. 30, 2016
Average assets	$792,279	$747,790	$649,134	$754,140	$632,946
Average earning assets	778,412	735,041	637,525	740,990	621,899
Average total loans	708,244	672,677	581,477	677,445	561,365
Average deposits	687,794	646,316	571,094	653,885	555,250
Average common equity	69,438	67,820	64,260	67,891	63,395

EQUITY ANALYSIS	Sep. 30, 2017	Jun. 30, 2017	Sep. 30, 2016
Total common equity	$69,766	$68,216	$64,212
Common stock outstanding	8,169	8,160	8,094

Book value per common share	$8.54	$8.36	$7.93

ASSET QUALITY	Sep. 30, 2017	Jun. 30, 2017	Sep. 30, 2016
Nonaccrual loans, net	$1,837	$1,988	$3,026
Nonaccrual loans, net/total loans	0.25%	0.29%	0.50%
Other assets acquired through foreclosure, net	$486	$362	$55

Nonaccrual loans plus other assets acquired through foreclosure, net	$2,323	$2,350	$3,081
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.28%	0.30%	0.46%
Net loan (recoveries)/charge-offs in the quarter	$(159)	$(159)	$(140)
Net (recoveries)/charge-offs in the quarter/total loans	(0.02%)	(0.01%)	(0.02%)

Allowance for loan losses	$8,312	$7,994	$7,190
Plus: Reserve for undisbursed loan commitments	96	99	83
Total allowance for credit losses	$8,408	$8,093	$7,273
Allowance for loan losses/total loans held for investment	1.25%	1.27%	1.33%
Allowance for loan losses/nonaccrual loans, net	452.48%	402.11%	237.61%

Community West Bank *
Tier 1 leverage ratio	8.90%	9.23%	10.48%
Tier 1 capital ratio	10.26%	10.39%	11.83%
Total capital ratio	11.48%	11.62%	13.08%

INTEREST SPREAD ANALYSIS	Sep. 30, 2017	Jun. 30, 2017	Sep. 30, 2016
Yield on total loans	5.23%	5.24%	5.63%
Yield on investments	2.60%	2.31%	3.10%
Yield on interest earning deposits	1.10%	0.83%	0.45%
Yield on earning assets	4.94%	4.95%	5.31%

Cost of interest-bearing deposits	0.44%	0.69%	0.60%
Cost of total deposits	0.68%	0.58%	0.51%
Cost of borrowings	1.79%	1.22%	2.82%
Cost of interest-bearing liabilities	0.87%	0.72%	0.65%

* Capital ratios are preliminary until the Call Report is filed.

Contact:
Susan C.Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com